Exhibit 10.24

SUMMARY OF EXECUTIVE OFFICER COMPENSATION

Our executive officers are at will employees. The current base salary for each of our executive officers is:

Paul A. Maleh, $500,000

Monica G. Noether, $450,000

Arnold J. Lowenstein, $400,000

Wayne D. Mackie, $375,000

On March 22, 2011, the compensation committee of our board of directors set the performance goals for, and target and maximum amounts payable under, performance awards for fiscal 2011 performance granted to our executive officers under our 2007 cash incentive plan. These performance awards are payable in cash and only to the extent certain performance goals specified by our compensation committee are achieved in fiscal 2011. For our president and chief executive officer, Paul A. Maleh, 100% of the target amount payable under his performance award is tied to the achievement of performance goals based on objective business criteria: 50% of this target amount is tied to our net revenue and 50% of this target amount is tied to our earnings before interest and taxes (in each case, excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee). For each of our executive officers other than Mr. Maleh, 70% of the target amount payable under the executive officer’s performance award is tied to the achievement of performance goals based on objective business criteria: 40% of this target amount is tied to our net revenue and 30% of this target amount is tied to our earnings before interest and taxes (in each case, excluding the impact of our NeuCo subsidiary, acquisitions, discontinued operations and extraordinary and special items, as determined by our compensation committee). For each of our executive officers other than Mr. Maleh, the remaining 30% of the target amount payable under the executive officer’s performance award is tied to the achievement of specified subjective personal goals. In addition, Mr. Lowenstein will have the opportunity to receive a supplemental payment under his performance award based on the revenue generated by us from his key clients. The portion of these performance awards determined based on the achievement of objective business criteria is intended to qualify as performance-based compensation pursuant to Section 162(m) of the Internal Revenue Code, while the portion based on the achievement of specified subjective personal goals is not. The target and maximum amounts payable to our executive officers under these performance awards are as follows: Paul A. Maleh - target of $800,000 and maximum of $1,600,000; Monica G. Noether - target of $600,000 and maximum of $1,056,000; Arnold J. Lowenstein — target of $400,000 and maximum of $1,354,000 (which includes the maximum supplemental payment based on the revenue generated by us from his key clients); and Wayne D. Mackie - target of $250,000 and maximum of $440,000. The amount payable under each of these performance awards may be reduced by our compensation committee in its full discretion. In addition, the amount payable under each of these performance awards may be reduced or deferred to ensure that the compensation payable to each of our executive officers meets the deductibility limits under Section 162(m) of the Internal Revenue Code.